                                                                   Exhibit (C)2

                  RESEARCH ALLIANCE AGREEMENT

     THIS AGREEMENT, effective this 6th day of August, 1997 ("Effective Date"), by and between E. I. du Pont de Nemours and Company, a corporation of the State of Delaware having a principal business address at 1007 Market Street, Wilmington, Delaware 19898 ("DUPONT") and Pioneer Hi-Bred International, Inc., a corporation of the State of Iowa having a principal business address at 700 Capital Square, 400 Locust Street, Des Moines, Iowa 50309 ("PIONEER").

                           WITNESSETH:

     WHEREAS, the parties have developed complementary expertise, technology and know-how concerning quality grain traits, agronomic traits, industrial use traits, genomics and enabling technologies for developing seed, grain, grain products, plant materials and other crop improvement products and desire to collaborate in order to realize significant synergies for the benefit of both parties in a research alliance ("Research Alliance") and to speed the discovery of new developments in corn, soybean and other selected oilseeds, genetics and crop improvement, both in agronomic traits and quality traits, and in industrial uses and in grain, grain products and plant materials that have unique end-use functionality;

     WHEREAS, the parties have formed a jointly owned, commercial joint venture ("Venture") in accordance with a Formation Agreement executed herewith that will take advantage of the complementary skills and resources, and through such synergies create value for quality trait seed, grain, grain products and plant material with beneficial end-use functionality delivered through corn, soybean and other selected oilseeds to enable the parties to speed new discoveries and their development for the market, and to maximize their business opportunity in such developments; and

     WHEREAS, it is the desire of the parties to form the Research Alliance between themselves with the primary goal to take advantage of opportunities for synergy which will speed new discoveries and support the business objectives of the Venture in the area of quality trait seed, grain, grain products and plant material in corn, soybean and other selected oilseeds. Secondarily, the Research Alliance will support each party's core business in these crops.

     NOW, THEREFORE, the parties agree as follows:

                            ARTICLE I
                           DEFINITIONS
                           -----------
     A. "Field of Interest" means corn, soybean and other selected oilseed crops.

     B. "Field of Agricultural Research" means improvement of economically important quality seed, grain, grain products or plant material traits and agronomic and industrial traits in the Field of Interest. The improvements may result from, but are not limited to, plant breeding, genetics, genomics research, gene discovery, gene expression and regulation technology, grain traits, transformation, gene targeting, enabling technology, industrial traits, agronomic traits, molecular markers, bioinformatics, analytical chemistry, and crop production chemical technology including technology related to the interaction of chemicals with genes and gene products.

     C. "Venture Products" means seed, grain, grain products and plant material in the Field of Interest that embodies a trait or traits that results in modifications of plant or grain composition or its attributes (excluding silage that does not include such a trait) that have value to end-users of grain, grain products, or plant materials and that commands a value in the market which is capable of being captured.

     D. "PIONEER Product" means planting seed or plants in the Field of Interest that embody a trait or traits that impact crop yield potential or the realization of yield potential.

     E. "DUPONT Crop Production Product" means any chemical or biological substance or microorganism or technology related to the interaction of chemicals with genes and gene products that

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                                                                            2

beneficially protects, modifies, regulates or controls crop growth or development when applied to the soil, seed, or plant in the Field of Interest.

     F. "DUPONT Industrial Product" means raw materials, intermediates, proteins, molecules or chemicals for use in non-agricultural markets including biochemical catalysts (enzymes and microorganisms), chemicals for industrial, pharmaceutical and consumer applications, and polymer intermediates, polymer and fibers for applications typical of DUPONT's coatings and industrial businesses.

     G. "Other Product" means any product other than those defined above in C, D, E, or F.

     H. "Collaborative Effort" means research and development undertaken by the parties based upon mutually agreed upon product targets, timelines, strategies, division of responsibilities, allocation of resources, and funding.

     I.   "Affiliate" means:

          (1) Any corporation owning or directly or indirectly controlling at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party; and

          (2) Any corporation owned or directly or indirectly controlled by a party, or by a corporation defined by subparagraph (1) above through ownership of at least fifty percent(50%) of stock normally entitled to vote for election of directors.

     J. "Independent Effort" means research and development conducted by either of the parties independently of the Collaborative Effort, either prior to or after the Effective
Date.

     K. "PIONEER Proprietary Property" means all existing or future PIONEER know-how, trade secrets, proprietary processes, formulae, PIONEER sourced germplasm, patents, patent applications, plant variety protection certificates, inventions, and rights in licenses or sublicenses owned by PIONEER or its Affiliates applicable within the Field of Interest developed through Independent Effort which it has the right to convey.

     L. "DUPONT Proprietary Property" means all existing or future DUPONT know-how, trade secrets, proprietary processes, formulae, DUPONT sourced germplasm, patents, patent applications, plant variety protection certificates, inventions, and rights in licenses or sublicenses owned by DUPONT or its Affiliates applicable within the Field of Interest developed through Independent Effort which it has the right to convey.

     M. "Confidential Information" means any and all proprietary information (including without limitation, information related to technical, business and Intellectual Property matters), know-how, data, Intellectual Property, trade secrets, and germplasm and biological and other physical materials owned or held by either party to this Agreement, now and in the future, which such party maintains as confidential.

     N. "Intellectual Property" means all germplasm and industrial and intellectual property rights including, but not limited to, patents, patent applications, patent rights, plant variety protection certificates, inventions, trade secrets, know-how, trademarks, service marks, brand names, trade names, copyrights, licenses, sublicenses and proprietary processes and formulae and all regulatory registrations/approvals or applications for registration of any of the foregoing.

     O.   "Joint Intellectual Property" means Intellectual
Property developed as the result of a Collaborative Effort.

     P. "Commingled Germplasm" means germplasm in the Field of Interest containing a Venture Product trait or traits descending from crossing PIONEER-sourced germplasm and DUPONT-sourced germplasm, or the introduction of a gene or genes for a Venture Product trait from one party into the germplasm of the other.

                           ARTICLE II
                         General Purpose

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                                                                            3

                         ---------------
     A. The parties agree to form a Research Alliance to speed the discovery and development of new beneficial agronomic, quality, industrial, and crop production traits, and optimize research efforts and share expertise, technology and know-how in the Field of Agricultural Research to benefit primarily the Venture and secondarily PIONEER and DUPONT. The role and management of the Research Alliance will evolve; however, at a minimum the Research Alliance will be organized and managed to:

          (1) ensure that the research needs of the Venture are met through the discovery and development of Venture Products in a timely way;

          (2) operate in a way that allows the research organizations of both parties to capitalize on their respective scientific competencies, strengths, and resources;

          (3) assign portions of the Collaborative Effort so as to reduce inefficiencies;

          (4) support the core businesses of the parties in PIONEER Products for PIONEER and DUPONT Crop
               Production Products and DUPONT Industrial Products for DUPONT;

          (5)  develop and implement state of the art
               technologies in genomics, transformation, gene targeting, gene regulation, and gene expression for Venture Products, PIONEER Products, DUPONT Crop Production Products and DUPONT Industrial Products;

          (6) develop technologies to enable plant scientists to be more efficient in managing and exploiting corn, soybean, and selected oilseed germplasm bases to improve selections therefrom;

          (7)  develop strategies to protect Joint Intellectual
               Property thereby protecting the investments of both parties;

          (8) identify and use new technologies in the Collaborative Efforts.

                           ARTICLE III
                 Management of Research Alliance
                 -------------------------------
     A. Management of the Research Alliance shall be the responsibility of a Research Board that will oversee the coordination and execution of all Collaborative Efforts conducted in accordance herewith. The Research Board shall be composed of two representatives from each party, with each party having one vote on issues as appropriate, plus a representative of the Venture, who shall be non-voting until such time that the Venture contributes at least 50% of the total funding of all Collaborative Efforts after which the Venture shall have one vote.

     B. A seven person Research Committee shall be formed and will be composed of three representatives from each party, one of whom will also be a Research Board member of said party, and the person representing the Venture on the Research Board. The Research Committee will report to the Research Board and be responsible for detailed management of all Collaborative Efforts.

     C. Each party and the Venture may replace any of its designated Research Board or Research Committee members as it may desire at its sole discretion.

     D. The Research Board shall have the following powers and duties:

          (1) Ensure that each Collaborative Effort is prioritized, sufficiently resourced and focused to maximize the value realized by the parties through the Venture;

          (2) Approve initiation of new Collaborative Efforts and the assignment of responsibilities of each

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                                                                            4

               party under such programs based upon input and recommendations of the Research Committee;

          (3)  Make decisions to continue or terminate
               Collaborative Efforts based upon input and recommendations of the Research Committee including, without limitation, rescinding any Collaborative Effort or any part of any Collaborative Effort;

          (4) Make all decisions regarding significant changes in resources and funding to ensure a balanced, efficient effort between the parties;

          (5) Identify opportunities for collaboration between parties.

     E. All decisions by the Research Board will require unanimity.

     F. Since decisions of the Research Board have the potential for significant impact on the success of the Venture, every effort to evaluate the options for major decisions shall be made and shared among the parties and the Venture. The Research Board shall meet frequently, but in no event less than once in each calendar quarter. Minutes of each meeting shall be kept and promptly circulated to each of the parties.

     G. The Research Committee shall have the following powers and duties:

          (1) Appoint research teams ("Research Teams") to efficiently and effectively implement each
               Collaborative Effort which include representatives of the parties and the Venture as appropriate;

          (2) Define and evaluate (i) the objective of each Collaborative Effort, (ii) the technical challenges and chance of success of each Collaborative Effort, (iii) timelines of Collaborative Efforts, (iv) the responsibility of each party under each Collaborative Effort, and
               (v) the resources needed to pursue and complete each Collaborative Effort;

          (3) Recommend to the Research Board the initiation of a new Collaborative Effort and the responsibilities of each party;

          (4) Provide regular reports to the Research Board addressing progress against budget, technical goals, and significant developments and issues under the Collaborative Effort;

          (5) Recommend to the Research Board the continuation or termination of any Collaborative Effort;

          (6)  Organize and empower a sub-committee on
               intellectual property and licensing relating to Collaborative Efforts to review, evaluate and recommend to the Research Committee the need for any third party technology and patent rights to complete any Collaborative Effort, and to the extent possible, the Independent Efforts of and party in the Field of Interest;

          (7) Oversee and assess technical developments and progress against objectives of each Collaborative
               Effort.

                           ARTICLE IV
                      Collaborative Efforts
                      ---------------------
     A. To ensure the business success of the Venture, the parties will conduct Collaborative Efforts presently contemplated in the following areas:

          (1)  Oils

          (2)  Carbohydrates

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                                                                            5

          (3)  Protein and amino acids

          (4)  Other quality grain traits

          (5)  Crop yield

          (6)  Crop production traits

          (7)  Industrial traits

          (8)  Genomics

          (9)  Transformation and gene targeting

          (10) Gene expression and evaluation

          (11) Trait functionality

          (12) Energy availability and nutritional quality

          (13) Phosphate availability

Detailed planning of any Collaborative Effort in said areas and the assignment of responsibilities to each party for certain points of each Collaborative Effort will be concluded as soon as possible following execution of this Research Alliance Agreement.

     B. Either party or the Venture at any time can request an evaluation to initiate a new Collaborative Effort, provided that such potential new Collaborative Effort can be reasonably completed on or before the expiration of this Agreement, as determined by the Research Board. The request will be made to the Research Board which will instruct the Research Committee to define and evaluate all aspects of the proposed Collaborative Effort and recommend to the Board: (i) where the program should be conducted; (ii) the budget and resources needed; (iii) the probability of technical success; (iv) the anticipated development schedule; (v) critical decision points and milestones along the development schedule; and (vi) an estimated time frame for completing the effort.

     Based on the recommendations of the Research Committee, the Research Board will approve or reject such Collaborative Effort or resubmit the effort to the Research Committee with suggested revisions for reevaluation.

     C. The Research Team assigned for a particular Collaborative Effort by the Research Committee will recommend which party should be responsible for specific parts of any Collaborative Effort based on the technical capabilities of the parties. The Research Team's recommendation will be presented to the Research Committee for review. Once a Collaborative Effort has been approved by the Research Board, each party will then be committed to perform its part of such Collaborative Effort within the levels of effort approved by the Research Board. If it is later determined that such Collaborative Effort requires substantial additional resources in excess of initial expectations, then approval of the Research Board will be needed before additional resources are committed.

     D. Unless the Research Board decides to drop or defer a Collaborative Effort or part of an effort each party will use best efforts to perform any material part of any Collaborative Effort. Failure to use best efforts (after notice from the other party and a ninety (90) day cure period, or such period established by the Research Board) will result in a material breach of this Agreement.

     E. In the event that substantial additional resources (substantially in excess of the resources initially anticipated by the Research Committee) need to be devoted by a party to complete a specific part of a Collaborative Effort, then the Research Board will be responsible for resolving any inequities that may result from the extra effort.

                            ARTICLE V
               Grant of Rights to Conduct Research
               -----------------------------------
     A. PIONEER hereby grants to DUPONT, to the extent it has the authority and ability to do so, a worldwide, nonexclusive, nontransferable royalty free license to PIONEER Proprietary

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                                                                            6

Property solely for the purpose of, and solely to the extent necessary for DUPONT to conduct its research activities under Collaborative Efforts and Independent Efforts in the Field of
Interest.

     B. DUPONT hereby grants to PIONEER, to the extent it has the authority and ability to do so, a worldwide, nonexclusive, nontransferable royalty free license to DUPONT Proprietary Property solely for the purpose of, and solely to the extent necessary for PIONEER to conduct its research activities under Collaborative Efforts and Independent Efforts in the Field of Interest.

                           ARTICLE VI
                       Funding and Efforts
                       -------------------
     A. Each party shall fund its own efforts under each Collaborative Effort approved and assigned by the Research Board; provided however, that the Research Board shall attempt, if possible, to balance the resources and funding provided by each party so that there will be approximately an equal contribution by each party to the funding of the sum total of all Collaborative Efforts. An annual review of the total funding of each party to each Collaborative Effort shall be made by the Research Board to determine the equality of funding based on the level of effort by each of the parties. It is anticipated that in the future, the Venture will assist in funding all or a significant portion of any Collaborative Effort relating to Venture Products as determined in the sole discretion of the Venture Board (as defined in the Formation Agreement).

     B. The Research Board will review and consider the level of funding that each party undertakes toward all Collaborative Efforts. Although the parties recognize that there may be a reallocation and change in focus of their research efforts as a result of the Research Alliance, the parties agree that their current levels of research spending and effort for Venture Product traits will be maintained or increased.

                           ARTICLE VII
                   Ownership and Licensing of
         Intellectual Property and Proprietary Property
         ----------------------------------------------
     A. The parties will promptly inform the Research Committee of any ideas or improvements, including any potentially patentable inventions, arising from any ongoing research under any Collaborative Effort, and make a reasonable effort to disclose to the Research Committee proprietary property from Independent Efforts wherein said proprietary property is potentially applicable to DUPONT Crop Production Products, DUPONT Industrial Products, PIONEER Products or Venture Products.

     B. All Joint Intellectual Property shall be jointly owned by the parties. In those instances where the Venture has contributed 50% or more of the funding to such Collaborative Effort, the Venture shall be a joint owner of such Intellectual Property. Any Intellectual Property resulting from an Independent Effort by either party shall be owned by the party that developed it. Any Intellectual Property independently developed by the Venture, or the development of which was fully funded by the Venture shall be owned solely by the Venture.

     C. The classification of the rights in Joint Intellectual Property or PIONEER Proprietary Property or DUPONT Proprietary Property to establish which party possesses the right to make, have made, use or sell product for various commercial applications shall be carried out using the following sequential queries:

               (1).  Is the Joint Intellectual Property or
          PIONEER Proprietary Property or DUPONT Proprietary Property to be exploited or value captured through a DUPONT Crop Production Product? If yes, DUPONT possesses the commercial application. If no, proceed to (2.);

               (2).  Is the Joint Intellectual Property or
          PIONEER Proprietary Property or DUPONT Proprietary Property to be exploited or value captured through a DUPONT Industrial Product? If yes, DUPONT possesses the commercial application. If no, proceed to (3.);

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               (3).  Is the Joint Intellectual Property or
          PIONEER Proprietary Property or DUPONT Proprietary Property to be exploited or value captured through a Venture Product? If yes, the Venture possesses the commercial application. If no, proceed to (4.);

               (4).  Is the Joint Intellectual Property or
          PIONEER Proprietary Property or DUPONT Proprietary Property to be exploited or value captured through a PIONEER Product? If yes, PIONEER possesses the commercial application. If no, proceed to (5.);

               (5).  The Joint Intellectual Property or PIONEER
          Proprietary Property or DUPONT Proprietary Property to be exploited or value captured is Other Product.

     D. Each party shall grant to the Venture an irrevocable, exclusive, worldwide and royalty free license to make, use or sell Venture Products, with the right to grant sublicenses, to the extent permitted, under said party's rights in Joint Intellectual Property, Commingled Germplasm, and its respective Proprietary Property. The Venture shall license PIONEER to produce and sell seed for production of Venture Products under terms of the Seed Supply Agreement executed herewith. Further, the Venture shall grant DUPONT a right of first refusal for an exclusive license to produce and sell DUPONT Industrial Products which may be derived from Venture Products.

     E. DUPONT shall grant to PIONEER an irrevocable, exclusive, worldwide and royalty bearing license to make, use, or sell PIONEER Products, including the right to grant sublicenses, under DUPONT's rights in Joint Intellectual Property. Subject to the exclusive rights granted herein to the Venture, DUPONT shall grant to PIONEER an irrevocable, nonexclusive, worldwide and royalty bearing license to make, use, or sell PIONEER Products, including the right to grant sublicenses, to the extent permitted and subject to the restrictions of ARTICLE IX, under DUPONT Proprietary Property. PIONEER shall be free to use PIONEER Proprietary Property in any manner without any obligation to pay royalties to DUPONT. PIONEER shall be free to use in any manner, including the right to license, its ownership rights in Joint Intellectual Property outside the Field of Interest in any product areas outside DUPONT Industrial Products, DUPONT Crop Production Products and Venture Products without the approval of DUPONT and without any obligation to pay royalties to DUPONT, subject to the rights of Paragraph G, below.

     F. PIONEER shall grant to DUPONT an irrevocable, exclusive, worldwide and royalty bearing license to make, use, or sell DUPONT Industrial Products and DUPONT Crop Production Products, including the right to grant sublicenses, under PIONEER's rights in Joint Intellectual Property with the proviso that in the case of DUPONT Crop Production Products in the Field of Interest, PIONEER shall retain a nonexclusive right under the Joint Intellectual Property, and DUPONT shall grant to PIONEER, to the extent permitted, a nonexclusive license under DUPONT Proprietary Property as required for PIONEER for the purpose of producing and selling seed responsive to a DUPONT Crop Production Product in return for a reasonable royalty to be negotiated in good faith. Further, in the event that a DUPONT Industrial Product or a DUPONT Crop Production Product is produced in a plant or grain within the Field of Interest, to the extent the Venture can competitively source such a DUPONT Industrial Product or DUPONT Crop Production Product, DUPONT shall obtain its requirements from the Venture. Subject to the exclusive rights granted herein to the Venture, PIONEER shall grant to DUPONT an irrevocable, nonexclusive, worldwide and royalty bearing license to make, use, or sell DUPONT Industrial Products or DUPONT Crop Production Products, including the right to grant sublicenses to the extent permitted and subject to the restrictions of ARTICLE IX, under PIONEER Proprietary Property. DUPONT shall be free to use DUPONT Proprietary Property in any manner without any obligation to pay royalties to PIONEER. DUPONT shall be free to use in any manner, including the right to license, its ownership rights in Joint Intellectual Property outside the Field of Interest in any product areas outside PIONEER Products and Venture Products without the approval of PIONEER and without any obligation to pay royalties to PIONEER, subject to the rights of Paragraph G, below.

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                                                                            8

     G. DUPONT, PIONEER, and the Venture shall grant DUPONT and PIONEER a right of first refusal for an irrevocable, exclusive and royalty bearing license to make, use or sell Other Product in the Field of Interest, including the right to grant sublicenses, under their rights in Joint Intellectual Property.

     H. Each royalty bearing license for Joint Intellectual Property and DUPONT or PIONEER Proprietary Property granted to PIONEER or DUPONT shall have a royalty rate and terms negotiated in good faith by the parties involved. Such royalty rate shall be reasonable and based upon a good faith estimate of the royalty rate that would be granted or is granted to a third party for an identical license having terms and conditions reasonable and customary in the subject area and resulting from arms length negotiations. In the event that the parties involved cannot agree on a royalty rate and terms for any particular license, the issue shall be arbitrated in accordance with the rules of the American Arbitration Association. The parties agree to maintain adequate records in sufficient detail to enable the royalties due from each under the grants of rights above to be determined and permit said records to be inspected on no more than an annual basis at any time during regular business by an independent auditor acceptable to DUPONT and PIONEER for this purpose, who shall report to the appropriate licensor only the amount of the fees due hereunder.

                          ARTICLE VIII
                         Confidentiality
                         ---------------
     A. During the term of this Agreement and for a period of five (5) years from the termination of this Agreement, each party will keep confidential any and all Confidential Information (not otherwise excluded from the confidentiality and nonuse obligations of this Article as set forth below) received from the other party in connection with the performance of this Agreement and will not disclose it to third parties or use it for any purpose other than pursuant to this Agreement, without the prior written consent of the disclosing party.

     The confidentiality and nonuse obligations of this Article
VIII will not apply to information and other items listed under the definition of Confidential Information:

     (a) which is public knowledge at the time of disclosure, or which after disclosure becomes public knowledge in any way except through the wrongful act of the party so disclosing it;

     (b) which the receiving party is able to prove was in its possession at the time of disclosure by the disclosing party or subsequently and independently developed and which had not been obtained from the latter, either directly or indirectly;

     (c) whose disclosure is compelled by administrative or judicial requirement; or

     (d) which either party received from a third party having the legal right to disclose such information, provided that such information was not obtained by the third party directly or indirectly from the other party to this Agreement on a confidential basis.

     B. Confidential Information may be disclosed to an Affiliate for purposes of carrying out research under this Agreement where the receiving party agrees in writing to be bound by the terms of confidentiality and other applicable obligations expressed in this Agreement.

     C. The provisions of this Article VIII will survive any termination of this Agreement.

                           ARTICLE IX
                 Protection and Use of Germplasm
                 -------------------------------
     A.   DUPONT shall not give, transfer, convey or license
PIONEER-sourced germplasm or Commingled Germplasm to any third party without the prior written approval of PIONEER.

     B.   PIONEER shall not give, transfer, convey or license
DUPONT-sourced germplasm or Commingled Germplasm to any third

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                                                                            9

party without the prior written approval of DUPONT.

     C. Notwithstanding Paragraphs A and B, above, in the event of termination the parties shall be free to use Commingled
Germplasm for any purpose without payment of a royalty if the following conditions are met:

          1. In the case of PIONEER, PIONEER shall remove any Venture Product trait from the Commingled
               Germplasm; and

          2.   In the case of DUPONT, DUPONT shall carry out four
               (4) backcrosses of Commingled Germplasm with other germplasm, or achieve greater than 95% dissimilarity of the resulting germplasm from the Commingled Germplasm as assessed by molecular marker analysis.

                            ARTICLE X
           Patent Prosecution, Defense and Enforcement
           -------------------------------------------
     A. (1) Each party shall promptly disclose to the other party and the Research Committee the conception or reduction to practice under a Collaborative Effort of inventions by employees or others acting on behalf of such party. When such an invention has been made that may reasonably be considered to be patentable, a priority patent application shall be filed as soon as reasonably possible. The party conducting the project shall have the first right, using in-house or outside legal counsel selected at its sole discretion and expense, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions. The party having such first right shall solicit the Research Committee's and the other party's advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and shall take into account the reasonable comments related thereto. If the party having the first right, prior or subsequent to filing certain patent applications on any inventions or discoveries, elects not to file, prosecute or maintain such patent applications inventions or discoveries, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country, that party shall give the other party notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and the other party shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

     (2) No later than nine (9) months following the filing date of a priority patent application with respect to an invention made under a Collaborative Effort and filed according to the above paragraph, the parties shall consult together, through the Research Committee or otherwise, to determine whether such priority application with respect to such invention should be abandoned without replacement; abandoned and refiled; proceeded within the country of filing only; or used as the basis for a claim of priority under the Paris Convention for corresponding applications in or designating other countries. The parties shall consult together to ensure that so far as practicable the texts filed in the United States and in other countries contain the same information and claim the same scope of protection. The parties agree that they will cooperate in good faith in supplying whatever assistance is reasonably needed by the other for the preparing, filing and prosecuting of any such patent applications.

     B. Each party agrees to indemnify and defend the other party and the Venture from any claim of infringement by a third party based upon the use by the indemnifying party of Joint Intellectual Property or DUPONT Proprietary Property or PIONEER Proprietary Property. Each party shall have full responsibility with respect to its own potentially infringing activities which occurred prior to this Agreement.

     C. In the event that a third party is misappropriating or infringing any Joint Intellectual Property right, then the parties will consult with one another regarding enforcement of such Joint Intellectual Property right. In this respect, the parties will consider the nature and extent of the misappropriation or infringement, the strength of such Joint Intellectual Property right with respect thereto and the existence of facts or circumstances that would weigh against enforcement of such rights.

     If the parties agree that such Joint Intellectual Property right should be sufficient to stop the infringing activity or collect damages or compel the misappropriating or infringing party to seek a license from either party, then the parties will consider whether they want to act in concert in an enforcement action. If a party does not want to engage in a joint enforcement action, then the other party will be free to enforce such Joint Intellectual Property right on its own and at its own expense and will retain all monetary damages that it may be awarded as a result of such enforcement. If the parties decide to act in concert in an enforcement action then they will agree upon: (i) retention of legal counsel; (ii) who controls the action; (iii) sharing of legal and other expenses; (iv) settlement authority and (v) sharing of damages or other award.

                           ARTICLE XI
                           Termination
                           -----------
     A. This Agreement, unless terminated earlier as set forth below, may be terminated by three (3) years prior notice in writing by either party which notice may be delivered at any time after the 13th anniversary of the date of this Agreement, except that if the Venture is terminated, the termination provisions of the Venture Agreement shall apply. This Agreement shall be extendable by mutual agreement of the parties.

     B. Termination may be effected under the terms and conditions of Article IX-TERMINATION AND DISSOLUTION provisions of the Venture Formation Agreement executed concomitantly by the parties. The rights and obligations of the parties in the event of termination shall also be found in such Article IX.

                           ARTICLE XII
                 Representations and Warranties
                 ------------------------------
     Each party to this Agreement, only with respect to itself, hereby represents and warrants to the other party as follows:

     a. Each party has all the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, including, without limitation, the grant of licenses authorized herein has been duly and validly authorized by proper corporate action and constitutes a valid and legally binding agreement of such party, without requiring the consent of any third party or governmental authority.

     b. Each party warrants that it has good title (either as the owner or as a licensee) to that Proprietary Property in which it has granted a nonexclusive license for research and commercial purposes to the other party in accordance herewith. Each party further warrants that the practice or use of any of their technology and patent rights of proprietary property is free of infringement or interference with any valid or enforceable property rights belonging to a third party.

     c. Neither party has entered into any understanding or agreement with any third party that will in any way conflict with any right granted, or obligation arising, under this Agreement, other than those agreements previously disclosed by each party to the other.

                          ARTICLE XIII
                       Notices and Reports
                       -------------------
     Any notice required or permitted to be given to any party for all of the purposes hereof shall be mailed by registered mail, return receipt requested, or hand delivered, addressed as follows:

          To:  E.I. du Pont de Nemours and Company
                 Agricultural Products
               P.O. Box 80038
               Wilmington, DE 19880-0038
               Attention:  E. M. Beyer-Director,
                           Global Technology

          To:  Pioneer Hi-Bred International, Inc.
               700 Capital Square
               400 Locust Street
               Des Moines, Iowa 50309
               Attention:  General Counsel

or to such other address or addresses as any of the parties shall designate by notice given as herein required. Notices shall be effective upon receipt by the party to whom they are addressed.

                           ARTICLE XIV
                          Force Majeure
                          -------------
     A. One should consider as a case of force majeure, involving an exoneration of liability, any unpredictable or inevitable event which, as for its nature or consequences for the party invoking it, cannot be avoided or overcome by said party, and which does not result from a fault, committed by the latter, and is such as to render impossible, fully or partially, temporarily or finally, the performance of contractual obligations.

     B. A case of force majeure can only be invoked if the party invoking it has informed the other party of the beginning and end of the case of force majeure by registered mail, return receipt requested, within thirty (30) calendar days of the date of its appearance and disappearance.

     C. In the case of force majeure duly communicated according to the preceding paragraph, the obligations of the parties will be automatically prolonged for the time of the delay caused by such force majeure, and the parties shall consult each other.

                           ARTICLE XV
                          Assignability
                          -------------
     Neither this Agreement nor the rights or licenses herein granted to any party shall, except as expressly permitted or required under the Investment Agreement, be assignable or otherwise transferable by any party other than to an Affiliate without the prior written consent of the other party. Each of PIONEER and DUPONT agree that they shall each cause their respective Subsidiaries (as defined in the Investment Agreement) to take such action as shall be necessary to enable PIONEER and DUPONT, as the case may be, to fulfill their respective obligations under this Agreement, including without limitation, by providing or making available to their respective parent companies such research capabilities as may be transferred to such Subsidiaries by each such parent company.

                           ARTICLE XVI
                         Applicable Law
                         --------------
     This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

                          ARTICLE XVII
                          Severability
                          ------------
     If any term of this Agreement is held unenforceable or in conflict with the law of any applicable jurisdiction, it is the intention of the parties that the validity of the remaining terms hereof shall not be affected by such holding and that such conflicting term be construed and enforced to the fullest extent permissible under law.

                          ARTICLE XVIII
                       Complete Agreement
                       ------------------
     This Agreement together with the LLC Agreement, the Formation Agreement, the Investment Agreement, the Preferred Seed Support Agreement and related implementing agreements executed herewith or after the Effective Date constitutes the entire Agreement between the parties and supersedes and merges all prior agreements with respect to the subject matter discussed herein and any warranty, representation, promise or condition in connection therewith not expressly incorporated herein shall not be binding upon any party. No modification, extension or waiver of this Agreement or any of its provisions shall be binding unless in writing signed by a duly authorized representative of each of the parties.

                           ARTICLE XIX
                      Descriptive Headings
                      --------------------
     The descriptive headings in this Agreement are for convenience only and shall not be interpreted so as to limit or affect in any way the meaning of the language in the pertaining article, paragraph or subparagraph.

     IN WITNESS WHEREOF, the parties hereby execute and deliver this Agreement as of the date first written above.

                              E.I. du Pont de Nemours and Company

                              By:  /s/W.F. Kirk
                                   ------------------------------


                              Pioneer Hi-Bred International, Inc.
                              By:  /s/Richard L. McConnell
                                   ------------------------------
bwm/August 6, 1997